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                                                                     Exhibit 3.6

                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                           CERTIFICATE OF DESIGNATION

                         5% CONVERTIBLE PREFERRED STOCK

     HENRY W. SULLIVAN and JOHN F. REILLY do hereby certify that they are the Chief Executive Officer and Secretary, respectively, of NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter referred to as the "Corporation"); that, pursuant to the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on October 3, 2001:

     WHEREAS, the Corporation has determined to designate a new 5% Convertible Preferred Stock pursuant to the authority granted in its Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.

     NOW, THEREFORE, the Corporation's 5% Convertible Preferred Stock shall have the rights and preferences set forth below:

     5% Convertible Preferred Stock. There is hereby created a series of preferred stock designated as Convertible Preferred Stock, 5% (the "5% Preferred"), which will consist of 16,000,000 shares. The 5% Preferred shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below:

     1. Dividends and Distributions. Beginning on the date of the issuance of the 5% Preferred, the holders of shares of 5% Preferred shall be entitled to receive annual dividends at a rate of 5% per annum of the Stated Value (as defined below) when, as and if declared by the Board of Directors and not otherwise. The Board of Directors may only declare such dividends, if at all, when the Corporation shall have earned an net profit (exclusive of any gains realized on its resale of certain securities acquired by the Corporation in conjunction with a Securities Purchase Agreement dated October 2, 2001) of at least $1,000,000 during the prior fiscal year and such dividends may be declared, if at all, and paid only to the extent of one-half of the amount of the Corporation's net profit for the prior fiscal year, less any gain on the sale of the securities described in this sentence. Dividends shall be non-cumulative. Except as provided in Paragraph 2, the Board of Directors may declare and pay dividends, and may make other distributions with respect to the Corporation's common stock, par value $0.001 per share ("Common Stock"), prior and in preference to any dividend on the 5% Preferred. The dividends on the 5% Preferred, if declared, shall be payable on June 30 of each year (each a "Dividend Date"), commencing on not earlier than June 30, 2002, except that if any such date is a Saturday or legal holiday (a "Non-Business Day") then such dividend shall be payable on

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the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Delaware are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the 5% Preferred shall be payable only when, as if declared by the Board of Directors out of funds legally available therefor. Dividends, if declared, shall, be payable in cash, provided, however, that at the option of the Corporation, dividends may be paid upon conversion of the 5% Preferred Stock, as provided in Section 3 hereof, in cash or in such number of shares of the Corporation's Common Stock equal to the aggregate amount of the accrued dividends divided by the Conversion Price (as defined herein). No dividends shall accrue on the 5% Preferred unless and except to the extent, if any, the dividends are declared. The amount of dividends payable for any period that is shorter or longer than a full year shall be computed on a basis of a 360-day year of twelve 30-day months.

     2. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holder of 5% Preferred in respect of such 5% Preferred, in the following manner:

        (a) 5% Preferred Liquidation Preference. The holders of the 5% Preferred shall be entitled to be paid all amounts payable hereunder on account of the liquidation of the Corporation, prior to the payment of any amounts on account of the liquidation of the Corporation to the holders of any other class of Series of preferred stock or common stock of the Corporation, out of the assets of the Corporation available for distribution to holders of its capital stock, a preferred distribution as set forth below. The liquidation preference payable to the holders of the 5% Preferred shall be equal to the sum of (i) $.001 per share (the "Stated Value"), as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") of the 5% Preferred, plus (ii) all declared but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation) (the sum of (i) and (ii) being collectively referred to as the "5% Liquidation Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the 5% Preferred shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed, pari passu, to the holders of the 5% Preferred.

        (b) Remaining Assets. If assets are remaining after payment in full of the 5% Liquidation Preference to all holders of the 5% Preferred, then the holders of any other class or series of Preferred Stock, if any, shall be entitled to their respective preferential amounts on liquidation, and thereafter the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds based on the number of shares of Common Stock held by each.

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        (c) Valuation of Securities and Property. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of 5% Preferred shall be determined in good faith by the Board of Directors. Notwithstanding the foregoing, any securities so distributed shall be valued as follows:

            (i) If the securities are traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ/NMS") or actively traded over-the-counter)(other than NASDAQ/NMS), the value of such securities shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ/NMS over the thirty (30) calendar day period ending three (3) days prior to the distribution; and

            (ii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i) or (ii) to reflect the fair market value thereof as determined in good faith by the Board of Directors.

     3. Conversion. The 5% Preferred is subject to conversion at the times and on the terms set for in this Section 3:

        (a) Right of Holder to Convert.

            (i) Election to Convert. Each share of 5% Preferred shall initially be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the 5% Preferred, into one (1) fully paid and nonassessable share of Common Stock. Upon such a conversion, the aggregate amount of any declared but unpaid dividends (including any interest, if any, accrued thereon calculated as of the date of conversion) on the 5% Preferred shall also be converted into Common Stock at the Conversion Price. The initial Conversion Price will be $1.00 per share.

            (ii) Mechanics of Conversion. Before a holder of 5% Preferred shall be entitled to convert the same into share of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the 5% Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issuance and deliver to such holder of the 5% Preferred, a certificate or certificates for the number of share of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the 5%

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Preferred to be converted, and the holder or holders entitled to receive the share of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (b) Adjustment of Conversion Price.

            (i) Subdivisions, Combinations, or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the number of shares of Common Stock for which a share of 5% Preferred shall be converted and the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

            (ii) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the share of the 5% Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its shares of the 5% Preferred Stock into Common Stock.

            (iii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of the 5% Preferred so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the 5% Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the 5% Preferred.

        (c) Status of Converted Stock. In case any shares of the 5% Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall, at the option of the Corporation, be canceled, and, if not canceled, shall be reissuable as shares of 5% Preferred but shall be part of the authorized but unissued capital stock of the Corporation.

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         (d) Miscellaneous. All calculations under this Section 3 shall be made to the nearest cent or the nearest whole share, as the case may be.

         (e) No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of 5% Preferred against impairment.

         (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the 5% Preferred, such number of its shares of Common Stock as shall from time to time to be sufficient to effect the conversion of all outstanding shares of the 5% Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the 5% Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4. Voting Rights. Except as otherwise required by law, the holders of all of the 5% Preferred issued and outstanding, in the aggregate, shall be entitled to the number of votes equal to the number of shares of Common Stock into which shares of 5% Preferred are convertible on any record date, or, if no such records date is established, at the date such vote in taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of the 5% Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of 5% Preferred held by each holder could be converted) be rounded to the nearest whole number.

     5. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the 5% Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend distribution or right.

     6. Notices. Any notice required by the provisions of the Certificate to be given to the holders of the 5% Preferred shall be deemed given when deposited in the

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United States mil, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation, or upon actual receipt when personally delivered or sent by overnight or other courier delivery.

         7. Permitted Actions. To the extent permitted by applicable law, the Corporation may, without first obtaining the approval of the holders of the 5% Preferred, take any of the following actions:

            (i) alter the rights, preferences or privileges of the 5% Preferred; and

            (ii) increase or decrease the authorized number of shares of 5% Preferred of the Corporation

         This Certificate may be delivered by facsimile and executed in one or more counterparts, each of which shall constitute any original and all of which taken together shall constitute one and the same Consent.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary and the corporate seal to be affixed hereto, this 31st day of December, 2001.

                                           NORTH AMERICAN TECHNOLOGIES
                                           GROUP, INC.


Date: December 31, 2001                    /s/ Henry W. Sullivan
                                           ---------------------
                                           Henry W. Sullivan
                                           President and Chief Executive Officer

Date: December 31, 2001                    /s/ John F. Reilly
                                           ------------------
                                           John F. Reilly
                                           Secretary

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